Exhibit 10.2

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This AMENDMENT NO. 2 TO LICENSE AGREEMENT (the “Amendment No. 2”) is dated as of August 7, 2024 (the “Amendment No. 2 Effective Date”), by and between Immunome, Inc., a Delaware corporation with offices at 18702 N Creek Parkway South, Suite #100, Bothell, WA 98011 (“Immunome”) and Bristol-Myers Squibb Company, a Delaware corporation with office at Route 206 and Province Line Road, Princeton, New Jersey 08543 (“BMS”).  Immunome and BMS are together referred to in this Amendment No. 2 as the “Parties” and individually as a “Party.”

Background:

BMS and Ayala Pharmaceuticals, Inc. (“Ayala”) previously entered into a License Agreement dated as of November 29, 2017, as amended on May 4, 2020 (collectively, the “License Agreement”).  On March 25, 2024, Ayala assigned the License Agreement and all of its rights and obligations thereunder to Immunome, and Immunome accepted such assignment.  The foregoing assignment was completed in conjunction with the purchase by Immunome of substantially all of Ayala’s business pursuant to an Asset Purchase Agreement between Ayala and Immunome dated February 5, 2024 (“Ayala Purchase Agreement”).  In a letter to BMS dated March 12, 2024 (the “Notification Letter”), Immunome notified BMS of the closing of the Transaction and such assignment of the License Agreement and agreed to be bound by the License Agreement. The Parties now wish to amend the License Agreement in accordance with the terms set forth below. Capitalized terms used but not otherwise defined in this Amendment No. 2 shall have the meanings assigned to them in the License Agreement.

Terms:

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of where are hereby acknowledged the Parties agree as follows:

1.Agreement to be Bound.  Immunome hereby confirms that it agreed in the Notification Letter to be bound by all the terms of the License Agreement.  BMS acknowledges that the Notification Letter satisfied the requirements of Section 15.4.2 of the License Agreement.
2.Sublicense Revenue.Section 1.57 of the License Agreement (definition of Sublicense Revenues) and Section 8.3 of the License Agreement (“Sublicense Revenue Sharing”) are hereby deleted in their entirety and replaced [***]. The purpose of the foregoing changes is to [***].
3.Definition of Distributor.  The definition of Distributor included in Section 1.22 of the License Agreement is hereby amended to remove the words “on a non-exclusive basis” from the second line thereof.  As a result, both exclusive and non-exclusive distributors otherwise meeting the criteria of the definition constitute “Distributors” under the License Agreement.

4.Sublicenses. The first paragraph of Section 2.2 of the License Agreement (Sublicenses) is hereby deleted in its entirety and restated as follows:

2.2Sublicenses.[***]

5.Development Plan.

(a)Section 5.1.  Section 5.1 of the License Agreement (Development) is hereby amended and restated in its entirety to read as follows:

5.1Development.  Company shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop at least one Licensed Product, including by (i) setting forth in the Development Plan a program of Development activities and reasonable estimated timelines therefor for each phase of pre-clinical and clinical Development for Licensed Compounds and Licensed Products, and (ii) assigning appropriately qualified and experienced personnel to perform and monitor the progress of, or overseeing Third Parties who perform, such Development activities on an on-going basis. During the Term, Company shall provide BMS no later than April 1 of each Calendar Year with a copy of the revised Development Plan for each Licensed Compound and Licensed Product for the immediately following twelve (12) month period (i.e. until March 31 of the following year). Company may modify the Development Plan from time to time, in its sole discretion; provided that Company shall notify BMS if Company learns of any change in any study that is reasonably likely to have a material adverse effect on the Development and Commercialization of Licensed Compounds or Licensed Products included in the Development Plan last provided to BMS within ten (10) Business Days of making such modification. Company shall, within ten (10) Business Days notify BMS if, as a result of (a) an interaction with a Regulatory Authority or (b) a change in a study, Company reasonably determines that the estimated timeline for Development or Commercialization of a Licensed Compound or Licensed Product is likely to be materially delayed, and shall within a reasonable period of time thereafter update the Development Plan to reflect such revised estimated timelines.

(b)Section 5.2.  Section 5.2 of the License Agreement (Development Reports) is hereby amended and restated in its entirety to read as follows:

5.2Development Reports. Company shall provide BMS with written Development reports annually on or before April 1 of each Calendar Year during the Term, summarizing (but without disclosing specific data or results) such activities in reasonably sufficient detail to enable BMS to determine Company’s compliance with its diligence obligations in Section 5.1.  Such reports shall include without limitation the research and other Development activities accomplished by Company since the most recent Development report with respect to Licensed Compounds and Licensed Products and updates on Company’s progress against the existing Development Plan. If any such Development obligations have been sublicensed to a Sublicensee, Company shall require the Sublicensee to provide to BMS the same information as required of Company hereunder with respect to the progress of the development of Licensed Compounds and Licensed Products by such Sublicensee. If  requested by BMS, Company (and, if applicable, Sublicensee) personnel who prepared the report will meet with BMS at a reasonable time and place (which may be by teleconference) and upon reasonable advance written notice to discuss any reasonable questions or comments that BMS might have on the report and Company’s development activities.

6.Terminal Disclaimer Enablement.  With respect to the issued patents [***], BMS shall continue to own and maintain the patents for their remaining term and shall, if requested by Immunome, cooperate with Immunome in the filing of any terminal disclaimers among any of these patents, on the one hand, and any of the BMS Patent Rights, on the other hand.
7.Stock Issuance.  Concurrently with the execution of this Amendment No. 2, as consideration for BMS entering into this Amendment No.2, Immunome will issue to BMS 230,415 shares of Immunome common stock, par value $0.0001 per share.  Such shares shall be issued to BMS pursuant to a stock issuance agreement executed by Immunome and BMS concurrently with the execution of this Amendment No. 2.
8.Full Force and Effect.  Except as expressly amended hereby, the License Agreement shall remain unchanged and in full force and effect in accordance with its original terms; provided that, to the extent that any of the terms and conditions of this Amendment No. 2 are inconsistent with the terms and conditions of the License Agreement, the terms of this Amendment No. 2 will govern.

10.Governing Law.  This Amendment No. 2 shall be governed by, enforced, and shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions.

11.Miscellaneous.  This Amendment No. 2 may be executed by the Parties on separate counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No.2 as of the Amendment No. 2 Effective Date.

BRISTOL-MYERS SQUIBB COMPANY

By: /s/ Julie Rozenblyum
 Name: Julie Rozenblyum
 Title: Senior Vice President, Business

Development

IMMUNOME, INC.

By: /s/ Clay Siegall
 Name: Clay Siegall, Ph.D.
 Title: CEO